March 21, 2008

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington DC 20549

Re:	Vantech Plastics Corporation SB-2 Registration Statement

Dear Sir or Madam:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Amendment No. 1 to Form S-1 Registration Statement dated March 21, 2008, of the following:

•	Our report to the Stockholders and Board of Directors of Vantech Plastics Corporation dated October 1, 2007 on the financial statements of the Company as of July 31, 2007.

In addition, we also consent to the reference to our firm included under the heading “Experts” in this Registration Statement.

Yours truly,

“DMCL”

Dale Matheson Carr-Hilton LaBonte LLP
“DMCL” Chartered Accountants
Vancouver, Canada